Exhibit 23.4

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the references to our firm, in the context in which they appear, and to the references to and the incorporation by reference of our reserves report, dated January 14, 2026, with respect to estimated quantities of reserves of WildFire Energy I LLC as of December 31, 2025, included in or made a part of this Registration Statement on Form S-3, including any amendments thereto (the “Registration Statement”), of Magnolia Oil & Gas Corporation, in accordance with the requirements of the Securities Act of 1933, as amended. We also consent to the references to us under the heading “Experts” contained in the Registration Statement.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Richard B. Talley, Jr.
Richard B. Talley, Jr., P.E.
Chairman and Chief Executive Officer

Houston, Texas

July 20, 2026